Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Full Year 2019 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 19, 2020) Eversource Energy (NYSE: ES) today reported full-year 2019 earnings of $909.1 million, or $2.81 per share, compared with 2018 earnings of $1.033 billion, or $3.25 per share. Results for 2019 include a previously announced second-quarter charge of $204.4 million, or $0.64 per share, related to the Northern Pass Transmission (NPT) project. Excluding that charge, Eversource Energy earned $1.114 billion1, or $3.45 per share,1 in 2019.

In the fourth quarter of 2019, Eversource Energy earned $250 million, or $0.76 per share, compared with earnings of $231.3 million, or $0.73 per share, in the fourth quarter of 2018.

“Eversource’s 8,300-member team of employees compiled a tremendous record of achievements in 2019, providing both top-tier service and best ever reliability to our customers, diligently maintaining a safe work environment, providing a steady partner to our communities as we all work to decarbonize New England, and providing a superior return to our investors,” said Jim Judge, Eversource chairman, president and chief executive officer.

2020 and Long-Term Earnings Per Share (EPS) Guidance

Also today, Eversource Energy projected 2020 earnings of between $3.60 per share and $3.70 per share, as well as long-term EPS growth through 2024 from its core regulated utility segments of between 5 percent and 7 percent, using 2019 non-GAAP earnings of $3.45 per share as the base.

Electric Distribution and Generation

Eversource Energy’s electric distribution segment earned $513.3 million for the full year 2019, compared with earnings of $455.4 million for the full year 2018. The segment earned $90.7 million in the fourth quarter of 2019, compared with earnings of $76.2 million in the fourth quarter of 2018. Higher fourth quarter and full-year results were due primarily to higher distribution revenues, partially offset by higher depreciation and operations and maintenance (O&M) expense.

Electric Transmission

Eversource Energy’s transmission segment earned $460.9 million1 for the full year of 2019, excluding the NPT charge, compared with earnings of $427.2 million for the full year 2018. The transmission segment earned $118.1 million in the fourth quarter of 2019, compared with earnings of $97.5 million in the fourth quarter of 2018. Higher earnings in 2019 were due primarily to an increased level of investment in Eversource Energy transmission facilities.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $96.2 million for the full year 2019, compared with earnings of $93.2 million for the full year 2018. Fourth quarter natural gas segment earnings were $38.6 million in 2019, compared with earnings of $43 million in 2018. Improved results for the full year 2019 were due primarily to higher revenues from the Yankee Gas rate settlement. Lower results in the fourth quarter of 2019, compared with the same period of 2018, were driven primarily by higher O&M and depreciation expense.

Water Distribution

Eversource Energy’s water distribution segment earned $34.9 million for the full year 2019 and $8.5 million in the fourth quarter of 2019, compared with earnings of $30.9 million for the full year 2018 and $4.5 million in the fourth quarter of 2018.

Eversource Energy Parent and Other Companies

Eversource Energy parent and other companies earned $8.2 million for the full year 2019, compared with earnings of $26.3 million for the full year of 2018. It lost $5.9 million in the fourth quarter of 2019, compared with earnings of $10.1 million in the fourth quarter of 2018. Lower fourth-quarter results were due to a higher effective tax rate in 2019. Full-year results were also affected by higher interest expense.

The following table reconciles 2019 and 2018 fourth quarter and full-year earnings per share:

		Fourth Quarter	Full Year
2018	Reported EPS	$0.73	$3.25
	Higher electric distribution revenues in 2019	0.07	0.22
	Higher level of electric and natural gas distribution investment mechanisms in 2019	0.02	0.09
	Higher electric transmission earnings in 2019, excluding NPT impairment	0.05	0.09
	Higher natural gas revenues in 2019	---	0.03
	Higher/(lower) non-tracked O&M in 2019	(0.02)	0.02
	Higher depreciation expense	(0.02)	(0.09)
	Higher interest expense in 2019	(0.02)	(0.06)
	Absence of New Hampshire generation earnings	---	(0.02)
	Absence of 2018 benefit from merger cost recovery	(0.02)	(0.02)
	Share dilution	(0.02)	(0.03)
	Other	(0.01)	(0.03)
	NPT impairment charge	---	(0.64)
2019	Reported EPS	$0.76	$2.81

Financial results by segment for the fourth quarter and full-year 2019 and 2018 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2019	December 31, 2018	Increase/ (Decrease)	2019 EPS[1]
Electric Distribution/Generation	$90.7	$76.2	$14.5	$0.28
Electric Transmission	118.1	97.5	20.6	0.36
Natural Gas Distribution	38.6	43.0	(4.4)	0.12
Water Distribution	8.5	4.5	4.0	0.02
Eversource Parent and Other Companies	(5.9)	10.1	(16.0)	(0.02)
Reported Earnings	$250.0	$231.3	$18.7	$0.76

Full year ended:

(in millions, except EPS)	December 31, 2019	December 31, 2018	Increase/ (Decrease)	2019 EPS[1]
Electric Distribution/Generation	$513.3	$455.4	$57.9	$1.59
Electric Transmission	460.9	427.2	33.7	1.43
Natural Gas Distribution	96.2	93.2	3.0	0.30
Water Distribution	34.9	30.9	4.0	0.11
Eversource Parent and Other Companies	8.2	26.3	(18.1)	0.02
NPT impairment charge	(204.4)	---	(204.4)	(0.64)
Reported Earnings	$909.1	$1,033.0	$(123.9)	$2.81

Eversource Energy has approximately 330 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on February 20, 2020, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2019 earnings and EPS excluding the NPT impairment charge.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2019 results without including the impact of the NPT impairment charge. Management believes the NPT impairment charge is not indicative of Eversource Energy’s ongoing performance.  Due to the nature and significance of the NPT impairment charge on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology, or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, except as required by federal securities laws, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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